Exhibit 5.1

[LETTERHEAD OF WINSTON & STRAWN LLP]

March 11, 2014

TreeHouse Foods, Inc.

2021 Spring Road, Suite 600

Oak Brook, Illinois 60523

Re:	Form S-3 Registration Statement (File No. 333-192440)

Ladies and Gentlemen:

We have acted as counsel to TreeHouse Foods, Inc., a Delaware corporation (the “Company”), and the Subsidiary Guarantors (as defined below) in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of (i) the registration statement on Form S-3 (File No. 333-192440) (the “Registration Statement”) filed with the Commission on November 20, 2013, (ii) the base prospectus dated November 20, 2013 forming a part of the Registration Statement (the “Base Prospectus”) and (iii) the prospectus supplement dated February 25, 2014 in the form filed with the Commission pursuant to Rule 424(b) under the Securities Act on February 26, 2014 (together with the Base Prospectus, the “Prospectus Supplement”) in connection with the offering by the Company of $400,000,000 aggregate principal amount of 4.875% Senior Notes due 2022 (the “Notes”) and the related guarantees thereof (the “Guarantees”) by Bay Valley Foods, LLC, a Delaware limited liability company, EDS Holdings, LLC, a Delaware limited liability company, Sturm Foods, Inc., a Wisconsin corporation, and S.T. Specialty Foods, Inc., a Minnesota corporation (collectively, the “Subsidiary Guarantors”). The Notes and the Guarantees will be issued pursuant to the Indenture, dated as of March 2, 2010 (the “Base Indenture”), as amended and supplemented to the date hereof, by and among the Company, the Subsidiary Guarantors party thereto and Wells Fargo Bank, National Association, as trustee (the “Trustee”), and as further amended and supplemented by the Fourth Supplemental Indenture, dated as of March 11, 2014, by and among the Company, the Subsidiary Guarantors and the Trustee (together with the Base Indenture, as amended and supplemented, the “Indenture”) and sold pursuant to the Underwriting Agreement, dated February 25, 2014 (the “Underwriting Agreement”), by and among the Company, the Subsidiary Guarantors and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representative of the several underwriters named in Schedule A thereto.

This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In rendering the opinion set forth below, we have examined and relied upon such certificates, corporate records, agreements, instruments and other documents that we considered necessary or appropriate as a basis for the opinion, including (i) the Registration Statement, (ii) the Prospectus Supplement, (iii) the Indenture, (iv) the form of Notes and a specimen of the certificates representing the Notes and (v) the Underwriting Agreement. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as certified or photostatic copies, the authenticity of the originals of such latter documents and that each of the Underwriting Agreement and the Indenture constitutes the valid and binding obligation of each party thereto (other than the Company and the Subsidiary Guarantors) enforceable against each such party in accordance with its terms. As to any facts material to this opinion that we did not independently establish or verify, we have relied upon oral or written statements and representations of officers and other representatives of the Company, the Subsidiary Guarantors and others.

Based upon the foregoing and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that, assuming due authentication of the Notes by the Trustee and upon payment and delivery in accordance with the terms of the Underwriting Agreement, the Notes will constitute valid and binding obligations of the Company and the Guarantees will constitute valid and binding obligations of the Subsidiary Guarantors, enforceable in accordance with their respective terms, except as may be limited by applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or other similar laws affecting the rights of creditors now or hereafter in effect, and equitable principles that may limit the right to specific enforcement of remedies.

The foregoing opinion is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Limited Liability Company Act of the State of Delaware (including the statutory provisions, the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing). We express no opinion with respect to any other laws, statutes, regulations or ordinances.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K filed with the Commission on March 11, 2014 and its incorporation by reference into the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus Supplement included in the Registration Statement. In giving such consent, we do not concede that we are experts within the meaning of the Securities Act or the rules and regulations thereunder or that this consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ Winston & Strawn LLP